EXHIBIT 5.1

Securities and Exchange Commission Washington, DC 20549

December 15, 2015

RE: July 29, 2015 Performance Share Plan

Ladies and Gentlemen:

I am Deputy Secretary of the Board of directors of Alcatel Lucent (the “Company”), a company incorporated in the Republic of France. In that capacity, I have acted as counsel for the Company in connection with the July 29, 2015 Performance Share Plan (the “Plan”). In that regard, the Company is filing a registration statement on Form S-8 to register the following number of ordinary shares of the Company, par value €0.05 per share (the “Shares”) issuable to employees of direct and indirect subsidiaries of the Company in the United States and Canada: 4,755,450 shares under the Plan. This opinion is limited to the laws of France and is provided to you as a supporting document for the Shares.

In furnishing this opinion, I or lawyers under my supervision have examined such documents, corporate records and other agreements, instruments or opinions as I have deemed necessary for purposes of this opinion. In this examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as original documents and the conformity to original documents of all documents submitted to me as copies. On the basis of the foregoing, I am of the opinion that the Shares have been duly authorized and, when issued in accordance with the Plan, will be validly issued and fully paid and non-assessable.

I do not purport to be an expert on the laws of any jurisdiction other than the laws of the Republic of France, and I express no opinion herein as to the effect of any other laws.

I am furnishing this letter to you solely for your benefit and for the purpose of the Shares. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 that the Company is filing with the United States Securities and Exchange Commission with respect to the Shares. By giving my consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations issued thereunder.

Very truly yours,

/s/ Nathalie Trolez Mazurier
Name:	Nathalie Trolez Mazurier
Title:	Deputy Secretary

ALCATEL LUCENT	www.alcatel-lucent.com
Société Anonyme au capital de EUR 141 233 417.05
Siège social : 148/152 route de la Reine - Boulogne Billancourt 92100 – France
542 019 096 R.C.S. Nanterre – A.P.E. 7010 Z